SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

October 11, 2006
(Date of report)

RESOLVE STAFFING, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-29485	33-0850639
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

3235 Omni Drive
Cincinnati, OH 45245
(Address of Principal Executive Offices)

(800) 894-4250
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 1, 2006, Resolve Staffing, Inc. ("Registrant") entered into a merger agreement with Employee Leasing Services, Inc. ("ELS"), a privately-held company located in Cincinnati, Ohio, and certain related entities. Our Chief Executive Officer and Director, Ronald Heineman, is a principal shareholder of ELS and is also an officer and director of ELS. Pursuant to the Merger Agreement dated October 1, 2006, the Registrant acquired ELS, and certain related entities for a $10 million Promissory Note and 1.6 million shares of restricted common stock. In addition, certain notes due to ELS were transferred to the shareholders of ELS.

Headquartered in Cincinnati, Ohio, ELS (www.elshr.com) is a professional employer organization (PEO) managing a payroll of over 10,000 worksite employees in over 40 states with operation and service centers throughout the country. The merger of the Registrant and ELS will create a national human resource outsourcing provider.

Since its inception in 1989, ELS, a privately held, major shareholder of Resolve, has grown to over $250 million (non GAAP) in annual sales. Through this merger, the Registrant can provide human resource management services to help its clients tackle increased complexities associated with the employment aspect of their businesses. ELS organizes and maintains business’ employee needs with a wide range of services. By acting as a co-employer, ELS makes day-to-day business operations run smoother. The Company acts as a business partner that manages all human resource needs leaving its clients only the task of caring for the profitable side of their business. ELS gives its clients the freedom to focus on business instead of "administrative mayhem". While the client maintains control of its employees, ELS manages the "non-core" administrative human resource duties associated with being an employer and contractually assumes several employer risks and responsibilities. By undertaking these important activities, ELS saves its clients time and money. ELS’ team of highly professional human resource specialists provide clients with worry-free capability in the areas of benefits, payroll, safety plans, compliance and total human resource administration including 401K, Risk Management and TPA services, Unemployment Compensation Management and the latest human resource technology for companies and their employees. In addition to providing these valuable and diversified services, ELS also assists its clients to:

•	Design a Benefits Package that Attracts the Best Employees
•	Create a Safer Workplace and Lower Insurance Costs
•	Install a Fast, Accurate Payroll System
•	Build a Strong Regulatory Compliance Program
•	Establish a Comprehensive Reliable Employee Management System

Pursuant to the Merger Agreement, the Registrant agreed to:

•	Issue an aggregate of 1,486,685 shares of restricted common stock to ELS or the principal shareholders of ELS;
•	Issue a demand promissory note to the principle shareholders of ELS in the principal amount of $10,000,000; and
•	Transfer existing notes due to ELS, from the Registrant, to the principle shareholders of ELS.

The foregoing summarizes the Merger Agreements, which are attached as Exhibits 1.1 and 1.2 to this Form 8-K.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 1, 2006, the Registrant entered into a Merger Agreement with ELS, Inc. See Item 1.01, "Entry into a Material Definitive Agreement," for a more detailed description, the nature of ELS' business, and the nature and amount and nature of the consideration given in connection with the acquisition.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On October 1, 2006, the Registrant entered into a Merger Agreement with ELS, Inc. See Item 1.01, "Entry into a Material Definitive Agreement," for a more detailed description of the merger, the nature of ELS' business, and the nature and amount of consideration given in connection with the acquisition. A copy of the Notes created as part of the merger outlined in Item 1.01 are attached as Exhibits 2.1 and 2.2 to this Form 8-K.

Item 3.02. Unregistered Sales of Equity Securities.

Effective October 1, 2006, the Registrant agreed to issue an aggregate of 1,486,685 shares of restricted common stock to ELS, Inc., or its principal shareholders, in connection with the acquisition. See Item 1.01, "Entry into a Material Definitive Agreement" for addition details.

Effective October 1, 2006, the Registrant also agreed to issue 1,000,000 shares of restricted common stock to certain accredited investors, for an aggregate consideration of $1,500,000. In addition, the investors received a warrant to purchase additional shares of common stock at $2.00 and a warrant to purchase additional shares of common stock at $3.00. A copy of the Stock Purchase and Warrant Agreements are attached as Exhibits 3.2 and 3.3 to this Form 8-K. The shares of common stock acquired by these investors, including the warrant shares, have registration rights associated with them, whereby the Registrant has committed to use its best efforts to prepare and file a registration statement with the Commission registering the shares for resale, within 30 days from the date of acquisition of the shares.

These shares were issued in transactions that are exempt from registration under the Securities Act of 1933 ("Act"), pursuant to §4(2) of the Act and/or Regulation D promulgated under the Act, as well as comparable state securities laws, and the shares are deemed to be "restricted securities" as defined in Rule 144 promulgated under the Act and bear a restrictive legend as required by the Act.

Item 8.01 Other Events.

On October 2, 2006, Resolve Staffing, Inc. issued a news release announcing the above mentioned merger with ELS. A copy of the Company’s news release is included as Exhibit 99.1 in this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

In accordance with Item 9.01(a)(4) of Form 8-K, the financial statements required by this Item 9.01 shall be filed by amendment to this Form 8-K no later than December 18, 2006.

(b) Pro Forma Financial Information.

In accordance with Item 9.01(b)(2) of Form 8-K, the pro forma financial information required by this Item 9(b) shall be filed by amendment to this Form 8-K no later than December 18, 2006.

(c) Exhibits.

Exhibit Number	Description
1.1	Merger Agreement 1
1.2	Merger Agreement 2
2.1	Promissory Note - Heineman
2.2	Promissory Note - Walton
3.1	Stock Purchase Agreement
3.2	Warrant Agreement
99.1	Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resolve Staffing, Inc.

Dated: October 11, 2006

By: /s/ Ron Heineman
Ron Heineman, CEO